Exhibit 99.1

Dorman Products, Inc. Reports Third Quarter 2023 Results
Highlights (All comparisons are to the prior year period unless otherwise noted):
•Net sales of $488.2 million, up 18%
•Record diluted earnings per share (“EPS”) of $1.28, up 32% compared to $0.97
•Record adjusted diluted EPS* of $1.40, up 20% compared to $1.17 and up 39% compared to the second quarter of 2023
•Generated $56 million of cash from operating activities; repaid $50 million of debt
•Updated fiscal 2023 guidance

COLMAR, PA (October 31, 2023) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ: DORM), a leading supplier in the motor vehicle aftermarket industry, today announced its financial results for the third quarter ended September 30, 2023.

Third Quarter Financial Results
The Company reported third quarter 2023 net sales of $488.2 million, up 18% compared to net sales of $413.5 million in the third quarter of 2022. The sales growth was primarily driven by the addition of SuperATV, price increases to offset inflation and the introduction of new products to the market. Net sales growth excluding acquisitions was 6% compared to the third quarter of 2022.

Gross profit was $183.2 million in the third quarter of 2023, or 37.5% of net sales, compared to $131.9 million, or 31.9% of net sales, for the same quarter last year. Adjusted gross margin* was 37.5% in the third quarter of 2023 compared to 32.0% in the same quarter last year. The 550-basis-point increase in adjusted gross margin* is primarily due to sales of lower-cost inventory, price increases and the addition of SuperATV, which has a higher gross margin percentage than the Company average. In addition, adjusted gross margin* increased 240 basis points compared to the second quarter of 2023.

Selling, general and administrative (“SG&A”) expenses were $119.0 million, or 24.4% of net sales, in the third quarter of 2023 compared to $89.8 million, or 21.7% of net sales, for the same quarter last year. Adjusted SG&A expenses* were $114.1 million, or 23.4% of net sales, in the third quarter of 2023, compared to $82.3 million, or 19.9% of net sales, in the same quarter last year. The increase in adjusted SG&A expenses* as a percentage of net sales compared to the third quarter of 2022 was due primarily to the addition of SuperATV, which has higher SG&A expenses as a percentage of net sales than the Company average, an increase in variable compensation expense and the impact of higher interest rates on our customer accounts receivable factoring programs.

Net interest expense was $12.2 million for the third quarter of 2023 compared to $2.3 million for the same quarter last year. The increase of $9.9 million primarily reflects the addition of the term loan used to complete the acquisition of SuperATV in October 2022 and significantly higher interest rates compared to the prior year.

Income tax expense was $12.1 million, or 23.0% of income before income taxes, compared to $9.1 million, or 22.9% of income before income taxes, in the same quarter last year. The effective tax rate was flat, with an increase from state tax expense and the effect of foreign operations offset by discrete benefits.

Net income for the third quarter of 2023 was $40.5 million, or $1.28 per diluted share, compared to $30.6 million, or $0.97 per diluted share, in the prior-year quarter. Adjusted net income* in the third quarter of 2023 was $44.3 million, or $1.40 per diluted share, compared to $37.0 million, or $1.17 per diluted share, in the prior-year quarter.

Kevin Olsen, Dorman’s President and Chief Executive Officer, stated, “We delivered strong top line growth, record profits and robust cash flow in the third quarter, and I am proud of the hard work from our contributors to deliver these results. These results were driven by the continued improvement of our adjusted gross margin*, which increased 240 basis points over the second quarter of 2023, and 550 basis points year-over-year. As a result, we achieved record third quarter adjusted diluted EPS*, which increased 20% over last year and 39% over the second quarter.

“In addition, we had another quarter of healthy cash flow, with cash from operations of $56 million. Inventory was $17 million lower in the quarter, $130 million lower year-to-date, and a primary driver of the increase in cash from operations. Over the last few quarters, we focused on reducing our debt and repaid $50 million in the quarter, for total repayments of $129 million year-to-date. We expect continued strong cash flow in the fourth quarter.

“From an innovation standpoint, we continue to focus on bringing products to market that will drive profitable revenue growth for us and our customers and improve the experience of our ultimate end users. During the third quarter, we launched hundreds of new products across all our businesses. We are a leader in the industry in bringing new complex electronic parts to the aftermarket, a result of investing in our people and technologies to grow our capabilities, and this will continue to be a focus for us.

“The SuperATV integration continues to go well and is substantially complete. We are on track to meet our year one expectations and the team has done a solid job executing on the many growth initiatives that were identified, which are expected to result in profitable growth in the future.

“While we were pleased with third quarter sales growth, we did experience softer demand than we expected due to a number of factors, including the uneven performance of some of our larger light-duty customers. As a result of this softer demand and faced with the uncertainties surrounding the overall economic environment, we are lowering our full-year net sales forecast range. We are also lowering our earnings guidance to be in line with our updated net sales forecast resulting in fourth quarter revised adjusted diluted EPS* growth of 35% - 55% over the prior year fourth quarter, which included an extra week of results.

“Overall, industry fundamentals remain strong, and we are encouraged by the strength of our business, as evidenced by our third quarter results. Moreover, we believe that our industry leadership in innovation and new product development continues to set Dorman apart as a preferred supplier to the aftermarket.”

2023 Guidance
The Company updated its full-year 2023 guidance, detailed in the table below, which includes the impact of the SuperATV acquisition but excludes any potential impacts from future acquisitions, additional supply chain disruptions, significant interest rate increases, or share repurchases.

	Updated 2023 Fiscal Year	Previous 2023 Fiscal Year
Net Sales	$1.925B – $1.945B	$1.950B – $2.000B
Growth vs. 2022	11.0% – 12.2%	12.5% – 15.4%
Diluted EPS	$3.75 – $3.95	$4.35 – $4.55
Growth vs. 2022	(2.6%) – 2.6%	13.0% – 18.2%
Adjusted Diluted EPS*	$4.35 – $4.55	$5.15 – $5.35
Growth vs. 2022	(8.6%) – (4.4%)	8.2% – 12.4%
Tax Rate Estimate	24%	24%

About Dorman Products
Dorman gives professionals, enthusiasts and owners greater freedom to fix motor vehicles. For over 100 years, we have been driving new solutions, releasing tens of thousands of aftermarket replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a pioneering global organization offering an always-evolving catalog of products, covering cars, trucks and specialty vehicles, from chassis to body, from underhood to undercarriage, and from hardware to complex electronics.

*Non-GAAP Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to net sales, diluted and adjusted diluted earnings per share, gross profit, gross margin, adjusted gross margin, SG&A, adjusted SG&A, income tax expense, income before income taxes, net income, cash and cash equivalents, indebtedness, liquidity, the Company’s share repurchase program, the Company’s outlook and distribution facility costs and productivity initiatives. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “plan,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date such statements were made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control). Such risks, uncertainties and other factors relate to, among other things: competition in and the evolution of the motor vehicle aftermarket industry; changes in our relationships with, or the loss of, any customers or suppliers; our ability to develop, market and sell new and existing products; our ability to anticipate and meet customer demand; widespread public health pandemics, such as COVID-19; our ability to purchase necessary materials from our suppliers and the impacts of any related logistics constraints; financial and economic factors, such as our level of indebtedness, fluctuations in interest rates and inflation; political and regulatory matters, such as changes in trade policy, the imposition of tariffs and climate regulation; our ability to protect our intellectual property and defend against any claims of infringement; and our ability to protect our information security systems and defend against cyberattacks.. Please refer to “Statement Regarding Forward-Looking Statements” and “Item 1A. Risk Factors” located in Part I of our in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”), as updated by our subsequent filings with the SEC, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. The Company is under no obligation to, and expressly disclaims any such obligation to, update any of the information in this document, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact
Michael P. Dickerson
Vice President, Investor Relations and Risk Management
mdickerson@dormanproducts.com
(517) 667-4003

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC.
Consolidated Statements of Operations
(in thousands, except per-share amounts)

	Three Months Ended		Three Months Ended
(unaudited)	9/30/23	Pct.*	9/24/22	Pct. *
Net sales	$488,186	100.0	$413,470	100.0
Cost of goods sold	304,968	62.5	281,559	68.1
Gross profit	183,218	37.5	131,911	31.9
Selling, general and administrative expenses	119,010	24.4	89,814	21.7
Income from operations	64,208	13.2	42,097	10.2
Interest expense, net	12,215	2.5	2,344	0.6
Other (income) expense, net	(605)	(0.1)	65	0.0
Income before income taxes	52,598	10.8	39,688	9.6
Provision for income taxes	12,076	2.5	9,087	2.2
Net income	$40,522	8.3	$30,601	7.4

Diluted earnings per share	$1.28		$0.97

Weighted average diluted shares outstanding	31,555		31,545

	Nine Months Ended		Nine Months Ended
(unaudited)	9/30/23	Pct.*	9/24/22	Pct. *
Net sales	$1,435,492	100.0	$1,232,468	100.0
Cost of goods sold	944,291	65.8	825,792	67.0
Gross profit	491,201	34.2	406,676	33.0
Selling, general and administrative expenses	353,681	24.6	268,400	21.8
Income from operations	137,520	9.6	138,276	11.2
Interest expense, net	36,733	2.6	5,140	0.4
Other income, net	(1,358)	(0.1)	(130)	(0.0)
Income before income taxes	102,145	7.1	133,266	10.8
Provision for income taxes	23,170	1.6	29,553	2.4
Net income	$78,975	5.5	$103,713	8.4

Diluted earnings per share	$2.50		$3.29

Weighted average diluted shares outstanding	31,540		31,561
* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC.
Consolidated Balance Sheets
(in thousands, except share data)

(unaudited)	9/30/23	12/31/22
Assets
Current assets:
Cash and cash equivalents	$31,953	$46,034
Accounts receivable, less allowance for doubtful accounts of $1,715 and $1,363	484,447	427,385
Inventories	625,593	755,901
Prepaids and other current assets	53,363	39,800
Total current assets	1,195,356	1,269,120
Property, plant and equipment, net	157,737	148,477
Operating lease right-of-use assets	107,645	109,977
Goodwill	443,220	443,035
Intangible assets, net	306,802	322,409
Other assets	49,594	48,768
Total assets	$2,260,354	$2,341,786
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$158,418	$179,819
Accrued compensation	15,844	19,490
Accrued customer rebates and returns	192,014	192,116
Revolving credit facility	119,660	239,363
Current portion of long-term debt	12,500	12,500
Other accrued liabilities	34,612	35,007
Total current liabilities	533,048	678,295
Long-term debt	473,389	482,464
Long-term operating lease liabilities	95,200	98,221
Other long-term liabilities	15,484	28,349
Deferred tax liabilities, net	15,140	11,826
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 31,487,494 and 31,430,632 shares issued and outstanding in 2023 and 2022, respectively	315	314
Additional paid-in capital	97,342	88,750
Retained earnings	1,034,268	956,870
Accumulated other comprehensive loss	(3,832)	(3,303)
Total shareholders’ equity	1,128,093	1,042,631
Total liabilities and shareholders' equity	$2,260,354	$2,341,786
Selected Cash Flow Information (unaudited):

	Three Months Ended		Nine Months Ended
(in thousands)	9/30/23	9/24/22	9/30/23	9/24/22
Cash provided by operating activities	$56,224	$(8,042)	$149,110	$29,344
Depreciation, amortization and accretion	$13,817	$11,531	$40,786	$31,131
Capital expenditures	$9,667	$7,680	$32,936	$23,780

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.
Adjusted Net Income:

	Three Months Ended		Nine Months Ended
(unaudited)	9/30/23*	9/24/22*	9/30/23*	9/24/22*
Net income (GAAP)	$40,522	$30,601	$78,975	$103,713
Pretax acquisition-related intangible assets amortization [1]	5,485	2,993	16,336	8,988
Pretax acquisition-related transaction and other costs [2]	465	4,851	14,880	9,537
Executive transition services expense [3]	—	—	1,801	—
Fair value adjustment to contingent consideration [4]	(1,000)	—	(13,400)	—
Tax adjustment (related to above items) [5]	(1,214)	(1,451)	(4,891)	(3,925)
Adjusted net income (Non-GAAP)	$44,258	$36,994	$93,701	$118,313

Diluted earnings per share (GAAP)	$1.28	$0.97	$2.50	$3.29
Pretax acquisition-related intangible assets amortization [1]	0.17	0.09	0.52	0.28
Pretax acquisition-related transaction and other costs [2]	0.01	0.15	0.47	0.30
Executive transition services expense [3]	—	—	0.06	—
Fair value adjustment to contingent consideration [4]	(0.03)	—	(0.42)	—
Tax adjustment (related to above items) [5]	(0.04)	(0.05)	(0.16)	(0.12)
Adjusted diluted earnings per share (Non-GAAP)	$1.40	$1.17	$2.97	$3.75

Weighted average diluted shares outstanding	31,555	31,545	31,540	31,561
* Amounts may not add due to rounding.
See accompanying notes at the end of this supplemental schedule.

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Adjusted Gross Profit:

	Three Months Ended		Three Months Ended
(unaudited)	9/30/23	Pct.**	9/24/22	Pct.**
Gross profit (GAAP)	$183,218	37.5	$131,911	31.9
Pretax acquisition-related transaction and other costs [2]	6	0.0	289	0.1
Adjusted gross profit (Non-GAAP)	$183,224	37.5	$132,200	32.0

Net sales	$488,186		$413,470

	Nine Months Ended		Nine Months Ended
(unaudited)	9/30/23	Pct.**	9/24/22	Pct.**
Gross profit (GAAP)	$491,201	34.2	$406,676	33.0
Pretax acquisition-related transaction and other costs [2]	11,806	0.8	4,351	0.4
Adjusted gross profit (Non-GAAP)	$503,007	35.0	$411,027	33.3

Net sales	$1,435,492		$1,232,468

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Adjusted SG&A Expenses:

	Three Months Ended		Three Months Ended
(unaudited)	9/30/23	Pct.**	9/24/22	Pct.**
SG&A expenses (GAAP)	$119,010	24.4	$89,814	21.7
Pretax acquisition-related intangible assets amortization [1]	(5,485)	(1.1)	(2,993)	(0.7)
Pretax acquisition-related transaction and other costs [2]	(459)	(0.1)	(4,562)	(1.1)
Executive transition services expense [3]	—	—	—	—
Fair value adjustment to contingent consideration [4]	1,000	0.2	—	—
Adjusted SG&A expenses (Non-GAAP)	$114,066	23.4	$82,259	19.9

Net sales	$488,186		$413,470

	Nine Months Ended		Nine Months Ended
(unaudited)	9/30/23	Pct.**	9/24/22	Pct.**
SG&A expenses (GAAP)	$353,681	24.6	$268,400	21.8
Pretax acquisition-related intangible assets amortization [1]	(16,336)	(1.1)	(8,988)	(0.7)
Pretax acquisition-related transaction and other costs [2]	(3,074)	(0.2)	(5,186)	(0.4)
Executive transition services expense [3]	(1,801)	(0.1)	$—	—
Fair value adjustment to contingent consideration [4]	13,400	0.9	—	—
Adjusted SG&A expenses (Non-GAAP)	$345,870	24.1	$254,226	20.6

Net sales	$1,435,492		$1,232,468
* *Percentage of sales. Data may not add due to rounding.
[1] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $5.5 million pretax (or $4.2 million after tax) and $16.3 million pretax (or $12.3 million after tax) during the three and nine months ended September 30, 2023, respectively. Such costs were $3.0 million pretax (or $2.2 million after tax) and $9.0 million pretax (or $6.8 million after tax) during the three and nine months ended September 24, 2022, respectively.
[2] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, accretion on contingent consideration obligations, inventory fair value adjustments and facility consolidation and start-up expenses. During the three and nine months ended September 30, 2023, we incurred charges included in cost of goods sold for integration costs, other facility consolidation expenses and inventory fair value adjustments of $0.0 million pretax (or $0.0 million after tax) and $11.8 million pretax (or $8.9 million after tax), respectively. During the three and nine months ended September 30, 2023, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions, accretion on contingent consideration obligations and facility consolidation and start-up expenses of $0.5 million pretax (or $0.4 million after tax) and $3.1 million pretax (or $2.4 million after tax), respectively.
During the three and nine months ended September 24, 2022, we incurred charges included in cost of goods sold for integration costs, other facility consolidation expenses and inventory fair value adjustments of $0.3 million pretax (or $0.2 million after tax) and $ 4.4 (or $3.3 million after tax), respectively. During the three and nine months ended September 24, 2022, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions, and facility consolidation and start-up expenses of $4.6 million pretax (or $3.9 million after tax) and $5.2 million pretax (or $4.4 million after tax), respectively.

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
[3] – Executive transition service expenses represents an accrual for costs required to be paid under an agreement in connection with the planned transition of our Executive Chairman to Non-Executive Chairman, and other professional services rendered in connection with the execution of the agreement. The expense was $1.8 million pretax (or $1.4 million after tax) during the nine months ended September 30, 2023.
[4] – Fair value adjustments to contingent consideration represents the change to our estimates of ultimate earnout payment amounts for a previously completed acquisition based on projections of financial performance compared to the target amounts defined in the purchase agreement and totaled $1.0 million pretax (or $0.8 million after tax) and $13.4 million pretax (or $10.2 million after tax) during the three and nine months ended September 30, 2023, respectively.
[5] – Tax adjustments represent the aggregate tax effect of all non-GAAP adjustments reflected in the table above and totaled $(1.2) million and $(4.9) million during the three and nine months ended September 30, 2023, respectively, and $(1.5) million and $(3.9) million during the three and nine months ended September 24, 2022, respectively. Such items are estimated by applying our statutory tax rate to the pretax amount, or an actual tax amount for discrete items.

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)

2023 Guidance:

The Company provided the following updated guidance ranges related to their fiscal 2023 outlook:

	Year Ending 12/31/2023
(unaudited)	Low End*	High End*
Diluted earnings per share (GAAP)	$3.75	$3.95
Pretax acquisition-related intangible assets amortization	0.69	0.69
Pretax acquisition transaction and other costs	0.48	0.48
Executive transition services expense	0.06	0.06
Fair value adjustment to contingent consideration	(0.43)	(0.43)
Tax adjustment (related to above items)	(0.20)	(0.20)
Adjusted diluted earnings per share (Non-GAAP)	$4.35	$4.55

Weighted average diluted shares outstanding	31,500	31,500
*Data may not add due to rounding.